Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 13, 2011

Invesco PowerShares

PowerShares Xchange Traded Notes™

PowerShares DB Exchange Traded Notes (ETNs)

Long, short and leveraged exposure to **fixed income** and **commodities** has never been easier.

As of March 31, 2011

Description

PowerShares DB ETNs are the first exchange-traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view of the performance of fixed income and some of the most prominent commodities in the world.

PowerShares DB ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to an index. Investors can buy and sell PowerShares DB ETNs at market price on the NYSE Arca or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

General ETN Details	
Listing Exchange	NYSE Arca Inc.
Unit prices at listing	
Commodity ETNs	$25.00
Foreign Sovereign Bond ETNs	$20.00
Treasury ETNs	$25.00
Yearly investor fees	
Commodity ETNs	0.75%
Foreign Sovereign Bond ETNs	0.50%
Treasury ETNs	0.95%
Issuer	
Deutsche Bank AG, London Branch	
Long-term Unsecured Obligations	

Commodity	Leverage	Ticker	IIV	CUSIP	Inception Date	Maturity Date	Index Symbol
PS DB **Commodity Double Long** ETN	+2x	**DYY**	DYYIV	25154H475	4/28/08	4/01/38	DBLCOYER
PS DB **Commodity Long** ETN	+1x	**DPU**	DPUIV	25154H459	4/28/08	4/01/38	DBLCOYER
PS DB **Commodity Short** ETN	-1x	**DDP**	DDPIV	25154H467	4/28/08	4/01/38	DBLCMACL
PS DB **Commodity Double Short** ETN	-2x	**DEE**	DEEIV	25154H483	4/28/08	4/01/38	DBLCMACL
PS DB **Agriculture Long** ETN	+1x	**AGF**	AGFIV	25154H533	4/14/08	4/01/38	DBLCYEAG
PS DB **Agriculture Short** ETN	-1x	**ADZ**	ADZIV	25154H541	4/14/08	4/01/38	DBLCYEAG
PS DB **Agriculture Double Short** ETN	-2x	**AGA**	AGAIV	25154H566	4/14/08	4/01/38	DBLCYEAG
PS DB **Base Metals Double Long** ETN	+2x	**BDD**	BDDIV	25154K841	6/16/08	6/01/38	DBLCYEIM
PS DB **Base Metals Long** ETN	+1x	**BDG**	BDGIV	25154K825	6/16/08	6/01/38	DBLCYEIM
PS DB **Base Metals Short** ETN	-1x	**BOS**	BOSIV	25154K833	6/16/08	6/01/38	DBLCYEIM
PS DB **Base Metals Double Short** ETN	-2x	**BOM**	BOMIV	25154K858	6/16/08	6/01/38	DBLCYEIM
PS DB **Gold Double Long** ETN	+2x	**DGP**	DGPIV	25154H749	2/27/08	2/15/38	DBLCOGCE
PS DB **Gold Short** ETN	-1x	**DGZ**	DGZIV	25154H731	2/27/08	2/15/38	DBLCOGCE
PS DB **Gold Double Short** ETN	-2x	**DZZ**	DZZIV	25154H756	2/27/08	2/15/38	DBLCOGCE
PS DB **Crude Oil Long** ETN	+1x	**OLO**	OLOIV	25154K866	6/16/08	6/01/38	DBLCOGLE
PS DB **Crude Oil Short** ETN	-1x	**SZO**	SZOIV	25154K874	6/16/08	6/01/38	DBRCL
PS DB **Crude Oil Double Short** ETN	-2x	**DTO**	DTOIV	25154K809	6/16/08	6/01/38	DBRCL
Foreign Sovereign Bond							
PS DB **3x German Bund Futures** ETN	+3x	**BUNT**	BUNTIV	25154W407	3/22/11	3/31/21	DBBNBUNL
PS DB **German Bund Futures** ETN	+1x	**BUNL**	BUNLIV	25154W506	3/22/11	3/31/21	DBBNBUNL
PS DB **3x Italian Treasury Bond Futures** ETN	+3x	**ITLT**	ITLTIV	25154W605	3/22/11	3/31/21	DBBNBTPL
PS DB **Italian Treasury Bond Futures** ETN	+1x	**ITLY**	ITLYIV	25154W704	3/22/11	3/31/21	DBBNBTPL
PS DB **3x Japanese Govt Bond Futures** ETN	+3x	**JGBT**	JGBTIV	25154W209	3/22/11	3/31/21	DBBNJGBL
PS DB **Japanese Govt Bond Futures** ETN	+1x	**JGBL**	JGBLIV	25154W308	3/22/11	3/31/21	DBBNJGBL
Treasury							
PS DB **3x Long 25+ Year Treasury Bond** ETN	+3x	**LBND**	LBNDIV	25154N522	6/28/10	5/31/40	DBBNDL
PS DB **3x Short 25+ Year Treasury Bond** ETN	-3x	**SBND**	SBNDIV	25154N530	6/28/10	5/31/40	DBBNDS

NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE

To stay informed about the growing family of long, short and leveraged
PowerShares DB ETNs or to request a prospectus call 800 983 0903 | 877 369 4617
or visit powersharesetns.com | dbfunds.db.com/notes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which adversely affects returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB ETNs are senior unsecured obligations of Deutsche Bank AG,
London Branch and payment of the amount due on the PowerShares DB ETNs is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB ETNs other than Deutsche Bank AG, London
Branch's ability to meet its obligations. The PowerShares DB ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, leveraged losses and credit risk. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon repurchase of your PowerShares DB ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB
ETNs is not suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, repurchase or maturity of the
PowerShares DB ETNs. Sales in the secondary market may result in losses. The
PowerShares DB Commodity, Agriculture, Base Metals, Gold, Crude Oil and Treasury
ETNs are concentrated in commodities, agriculture, base metals, gold, crude oil and treasuries, respectively. The market value of the PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatility of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Agriculture, Gold, Base Metals and Crude Oil ETNs are
concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture
Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double
Long, Gold Double Short, Crude Oil Double Short, Treasury Triple Long, Treasury
Triple Short, German Bund Futures Triple Long, Italian Treasury Bond Futures
Triple Long and Japanese Govt Bond Futures Triple Long ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 2011 Invesco PowerShares Capital Management LLC P-DB-ETN-FLY-1 05/11
powersharesetns.com 800 983 0903